CONTEXT CAPITAL ADVISERS, LLC
401 City Avenue, Suite 815
Bala Cynwyd, PA 19004

January 17, 2014

Context Capital Funds
c/o Atlantic Fund Services
Three Canal Plaza
Ground Floor
Portland, Maine 04101

Gentlemen:

Please be advised that we have purchased shares of the Context Alternative Strategies Fund in the amount of $100,000 as an investment with no present intention of redeeming or selling such shares and we do not now have any intention of redeeming or selling such shares.

Very truly yours,

CONTEXT CAPITAL ADVISERS, LLC

By: /s/ Jason A. Myers
Jason A. Myers
Member